EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Gilead Sciences, Inc. pertaining to the CV Therapeutics, Inc. 1994 Equity Incentive Plan, as Amended and Restated, the CV Therapeutics, Inc. 2000 Equity Incentive Plan, as Amended and Restated, the CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, as Amended and Restated, the CV Therapeutics, Inc. 2004 Employee Commencement Incentive Plan, as Amended and Restated, and the CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan, as Amended and Restated (as assumed by Gilead Sciences, Inc.) of our reports dated February 25, 2009, with respect to the consolidated financial statements and schedule of Gilead Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Gilead Sciences, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

April 14, 2009